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        SAVANNAH ELECTRIC AND POWER COMPANY                      Exhibit 12(a)
                                                                        3/4/94
Computation of ratio of earnings to fixed charges for the
        five years ended December 31, 1993
   and the twelve months ended January 31, 1994

                                                                                                      Twelve
                                                                                                      Months
                                                                                                       Ended
                                                                      Year ended December 31,         Jan. 31,
                                                     1989      1990      1991      1992      1993      1994
                                                   ---------------------Thousands of Dollars------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                  $42,119   $41,153   $38,243   $33,901   $34,677   $36,072
      Federal and state income taxes                13,903    14,642    13,872     7,861    13,712    13,878
      Deferred income taxes, net                     3,476     2,782     1,601     5,947       607     1,172
      Deferred investment tax credits                   -         -         -         -         -         -
      AFUDC - Debt funds                               112       194       103       289       699       832
      Rentals                                          993       867       805       818       831       825
         Earnings as defined                       $60,603   $59,638   $54,624   $48,816   $50,526   $52,779




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt                      $12,287   $12,052   $11,486   $10,870   $10,696   $10,940
   Interest on notes payable                           402       116        25        15       240       227
   Amort of debt discount, premium and expense, net    274       241       380       427       535       538
   Other interest charges                            1,313       665       525       466       340       356
   Rentals                                             993       867       805       818       831       825
         Fixed charges as defined                  $15,269   $13,941   $13,221   $12,596   $12,642   $12,886


RATIO OF EARNINGS TO FIXED CHARGES                    3.97      4.28      4.13      3.88      4.00      4.10
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